Exhibit 8.2

91-586.03.85
Fax: 91-586.03.76
E-mail:jlt@uria.com

Santander Finance Preferred, S.A. Unipersonal
Ciudad Grupo Santander, Avenida de Cantabria
28660  BOADILLA DEL MONTE
Madrid

Madrid, October 23, 2007

Dear Sirs,

Santander Finance Preferred, S.A. Unipersonal
Offer to Exchange 6.50% Non-Cumulative
Guaranteed Series 5 Preferred Securities

We have acted as special Spanish counsel to Santander Finance Preferred, S.A. Unipersonal, a sociedad anónima of the Kingdom of Spain (the “Company”), in connection with the Company’s offer (the “Exchange Offer”) to exchange its 6.50% Non-Cumulative Guaranteed Series 5 Preferred Securities (the “Exchange Series 5 Preferred Securities”) for any and all of its outstanding 6.50% Non-Cumulative Guaranteed Series 5 Preferred Securities (the “Restricted Series 5 Preferred Securities”).  The Exchange Series 5 Preferred Securities will be guaranteed by Banco Santander, S.A. (the “Guarantor”) in accordance with the provisions of the Payment and Guarantee Agreement dated as of January 31, 2007, between the Company and the Guarantor.  This opinion is being furnished in accordance with the requirements of Item 601(b)(8) of Regulation S-K of the Securities Act of 1933, as amended (the “Act”).

We hereby confirm, as of the date hereof, our opinion that the statements set forth under the caption “Taxation ― Spanish Tax Considerations” in the Prospectus dated October 23, 2007, insofar as such statements relate to statements of law or legal conclusions under the laws of the Kingdom of Spain or matters of Spanish law are accurate.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form F-4.  The issuance of such consent does not concede that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/Jesús López Tello

Jesús López Tello